Exhibit 99.1

Orthofix International Announces Signing of Agreement to Sell

Sports Medicine Business Unit to Water Street Healthcare Partners

LEWISVILLE, Texas — April 24, 2012 (BUSINESS WIRE) — Orthofix International N.V., (NASDAQ:OFIX) (the Company) announced today that it entered into a definitive agreement under which Water Street Healthcare Partners, a strategic private equity firm focused exclusively on the health care industry, will acquire Orthofix’s Sports Medicine Business Unit, which operates as Breg, Inc. The purchase price is $157.5 million and is payable in cash at closing, which is expected to occur during the second fiscal quarter of 2012. Net proceeds to Orthofix from the sale are anticipated to be approximately $140 million, which will be used for the prepayment of debt as required by Orthofix’s existing credit agreement.

The Company acquired its Sports Medicine business in 2003 with the purchase of Breg, which is headquartered in Carlsbad, CA. The Sports Medicine business provides a portfolio of bracing and cold therapy products to treat a variety of sports medicine related conditions.

“With the divestiture of the Sports Medicine business, we are now able to devote Orthofix’s full resources and attention to strengthening our value proposition around our repair hardware and regenerative biologics and stimulation solutions,” said Robert Vaters, President and Chief Executive Officer. “We believe this deleveraging event and resulting borrowing capacity will allow us to expand and enhance both our Spine and Orthopedic business units in a way that accelerates our ability to create shareholder value.”

“We are pleased that Orthofix has entrusted Water Street to grow Breg. We see tremendous opportunity to build on Breg’s leadership position and create greater long-term value in the organization. We will leverage our team’s deep medical products knowledge, extensive operating experience and network of relationships to strategically expand Breg’s innovative products and global presence,” said Chris Sweeney, partner, Water Street.

Upon closing, the Company will file the required pro forma financial results reflecting the disposition following the consummation of the sale transaction with the Securities and Exchange Commission, including any impact of pre-closing liabilities the Company will retain. J.P. Morgan Securities LLC provided a fairness opinion to the board of directors related to the transaction.

Conference Call:

Orthofix will host a conference call today at 9:00 AM Eastern time to discuss this announcement.  Interested parties may access the conference call by dialing (888) 267-2845 in the U.S. and (973) 413-6102 outside the U.S., and entering the conference ID 38220.  A replay of the call will be available for two weeks by dialing (800) 332-6854 in the U.S. and (973) 528-0005 outside the U.S., and entering the conference ID 3822024. A slide deck related to this conference call can be found on www.orthofix.com.

About Orthofix:

Orthofix International N.V. is a diversified, global medical device company focused on developing and delivering innovative repair and regenerative solutions to the spine and orthopedic markets. Orthofix’s products are widely distributed around the world to orthopedic surgeons and patients via Orthofix’s sales representatives and its subsidiaries, and via collaborations with other leading orthopedic product companies.  In addition, Orthofix is collaborating on R&D activities with leading research and clinical organizations such as the Musculoskeletal Transplant Foundation, the Orthopedic Research and Education Foundation, and Texas Scottish Rite Hospital for Children. For more information about Orthofix, please visit www.orthofix.com.

About Water Street:

Water Street is a strategic private equity firm focused exclusively on health care. The firm has a strong record of building market-leading companies across key growth sectors in health care. It has worked with some of the world’s leading health care companies on its investments. Water Street’s team is comprised of industry executives and private equity professionals with decades of experience investing in and operating global health care businesses. The firm is headquartered in Chicago. For more information about Water Street, visit waterstreet.com.

Contacts:

Mark Quick

Director of Investor Relations and Business Development

markquick@orthofix.com

214-937-2924

Kelly Zitlow

Water Street Healthcare Partners

Kelly.zitlow@waterstreet.com

847-858-5230

Source:

Orthofix International N.V.